THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

Exhibit 10.12

THE FIRST NATIONAL BANK OF MIFFLINTOWN

DIRECTOR REVENUE NEUTRAL RETIREMENT AGREEMENT

THIS DIRECTOR REVENUE NEUTRAL RETIREMENT AGREEMENT (the “Agreement”) is adopted this 29th day of October, 2010, by and between FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking association located in Mifflintown, Pennsylvania (the “Company”), and David McMillen (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Company.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Adjustment Rate” means the figure equal to one minus the Company’s highest marginal tax rate for the previous calendar year.

1.2	“Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 5.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Board” means the Board of Directors of the Company as from time to time constituted.

1.5	“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Corporation” means First Community Financial Corporation.

1.8	“Effective Date” means .

1.9	“Normal Retirement Age” means the Director attaining age seventy-two (72) with ten (10) Years of Service.

1.10	“Normal Retirement Date” means the date of the Director’s Separation from Service (i) on or after Normal Retirement Age.

1.11	“Plan Administrator” means the plan administrator described in Article 7.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

1.12	“Plan Anniversary Date” means the twelve month anniversary date after each succeeding twelve month anniversary date from the date set forth in Section 2.1

1.13	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.14	“Retirement Account” means the account maintained on the books of the Company as described in Section 2.2.

1.15	“Simulated Investments” means investments specified by the Company for use in measuring the Normal Retirement Benefit. Except as set forth in Article 2, the Company may change the Simulated Investments only with the Director’s written consent. The Simulated Investments shall be of equal initial amounts.

1.16	“Simulated Investment Earnings” means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Earnings shall track cash surrender value and not include receipt of the policy’s death benefit.

1.17	“Separation from Service” means the termination of the Director’s service with the Company for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

1.18	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.19	“Termination for Cause” see Section 6.2.

1.20	“Years of Service” means the twelve consecutive month period beginning on a Director’s date of hire and any twelve (12) month anniversary thereof during the entirety of which time the Director is member of the Board. Service with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service.”

Article 2

Retirement Account

2.1	Simulated Investments. The Company shall establish two Simulated Investments in the amount of Fifty Thousand Dollars ($50,000) as of September 30, 2010 as follows:

2.1.1	Simulated Investment Number One shall track the cash surrender value of a simulated life insurance policy, as described in Appendix A.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

2.1.2	Simulated Investment Number Two shall track the return of an investment comprised of the principal and the accumulated net after-tax interest earnings. Simulated Investment Number Two assumes a four percent (4%) pre-tax interest rate, assumes a charge for the prorated portion of the net implementation and administrative service fees associated with this Agreement, assumes the income tax rate to apply to be the Company’s highest marginal tax rate for the previous calendar year, and assumes that interest shall accrue monthly and be compounded at each Plan Anniversary Date. This assumed pre-tax interest rate may be adjusted periodically as determined by the Board at any time prior to the occurrence of a distribution event under Article 3 or Article 4.

2.2	Retirement Account. The Company shall establish a Retirement Account on its books for the Director. The Retirement Account balance as of any date shall be determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One and dividing the difference by the Adjustment Rate.

2.3	Statement of Accounts. The Company shall provide to the Director, within sixty (60) days after each Plan Anniversary, a statement setting forth the Retirement Account balance.

2.4	Accounting Device Only. The Retirement Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the distribution of benefits. The benefits represent the mere Company promise to distribute such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Director’s creditors.

Article 3

Distributions During Lifetime

3.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall distribute to the Director the benefit described in this Section 3.1 in lieu of any other benefit under this Article. Unless otherwise provided in this Agreement, no benefits shall be paid to the Director if Separation from Service occurs before the Normal Retirement Date.

3.1.1	Primary Normal Retirement Benefit. Commencing on the first of the month following Separation from Service after the Normal Retirement Date, the Company shall pay a Primary Normal Retirement Benefit to the Director which is equal to the Retirement Account balance as of the Plan Anniversary Date immediately preceding Separation from Service (without adjustment for interest or earnings during the payment period). The Primary Normal Retirement Benefit shall be paid in thirteen (13) equal annual installments.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

3.1.2	Secondary Normal Retirement Benefit. Within sixty (60) days following the end of each Plan Anniversary Date following Separation from Service after the Normal Retirement Date and continuing until the Director’s death, the Company shall pay a Secondary Normal Retirement Benefit to the Director. The Secondary Normal Retirement Benefit shall be paid in a lump sum in an amount equal to the hypothetical growth, if any, of the Retirement Account from the immediately preceding Plan Anniversary Date, determined pursuant to the method set forth in Sections 2.1 and 2.2 hereof.

3.2	Change in Control Benefit. Upon a Change in Control followed within twenty-four (24) months by Separation from Service prior to the Normal Retirement Date, the Company shall distribute to the Director the Normal Retirement Benefit as set forth in Section 3.1.

3.3	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 3.3 is applicable to the Director, any distribution which would otherwise be paid to the Director within the first six months following the Separation from Service shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

3.4	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Retirement Account balance into the Director’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by these Retirement Account balances, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

3.5	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 3.1 and 3.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 4

Distribution at Death

Upon the Director’s death prior to termination of this Agreement, the Company shall pay

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

the Director’s Beneficiary a benefit equal to the Retirement Account balance as of the Plan Anniversary Date immediately preceding the Director’s death. The Company shall pay the benefit to the Beneficiary in a lump sum within sixty (60) days following the Director’s death.

Article 5

Beneficiaries

5.1	Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefits distributable under the Agreement to a Beneficiary upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Director participates.

5.2	Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

5.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

5.4	No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director’s estate.

5.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

Article 6

General Limitations

6.1	Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

6.2	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement, if the Company terminates the Director’s employment for:

6.2.1	Gross negligence or gross neglect of duties;

6.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

6.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s employment and resulting in an adverse effect on the Company.

6.3	Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Director and owned by the Company denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

6.4	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

Article 7

Administration of Agreement

7.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

7.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

7.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death, Disability or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

Article 8

Claims and Review Procedures

8.1	Claims Procedure. The Director or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation – Written Claim. The Claimant initiates a claim by submitting to the Company a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

8.1.2	Timing of Company Response. The Company shall respond to such Claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the Claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed, and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2	Review Procedure. If the Company denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1	Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2	Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4

Timing of Company Response. The Company shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5	Notice of Decision. The Company shall notify the Claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based, and

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 9

Amendments and Termination

9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2	Plan Termination Generally. The Agreement may be amended by the Company and Director. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 3 or Article 4.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement is terminated in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the Retirement Account balance, determined as of the Plan Anniversary Date immediately preceding the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 10

Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees.

10.2	No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Company, nor does it interfere with the Company’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

10.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

10.6

Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer,

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Company to which the Director and the Beneficiary have no preferred or secured claim.

10.7	Reorganization. The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

10.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The First National Bank of Mifflintown
P. O. Box 96
Mifflintown, PA 17059

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Director Revenue Neutral Retirement Agreement

Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

10.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

Director:	Company: The First National Bank of Mifflintown

/s/ David McMillen	By:	/s/ John P. Henry, III
David McMillen	Title:	Chairman

By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and conditions of this Agreement.

Attest:	First Community Financial Corporation

	By:	/s/ John P. Henry, III

	Title:	Chairman